Exhibit 10

October 23, 2012

Joseph E. (Jeff) Consolino
Three Smith Ridge Lane
New Canaan, CT    06840

Dear Jeff,

It is our pleasure to provide you with this letter formalizing our offer of employment with American Financial Group, Inc. (“AFG” or the “Company”).  With your acceptance of this offer, you will join us as Executive Vice President on February 16, 2013, and as Chief Financial Officer on March 4, 2013, reporting jointly to the Co-Chief Executive Officers of AFG.  The AFG Board of Directors has acted on our recommendation and that of the Corporate Governance Committee that you become a member of the Board of Directors, effective on December 1, 2012.

It is expected that you will devote substantially all of your working time and efforts to the business and affairs of AFG, and that you will not directly or indirectly render any services of a professional nature to any other person or for-profit organization not related to the business of AFG or its subsidiaries, whether for compensation or otherwise, without our prior written consent.

Consistent with our discussions, AFG has no objection to you continuing to serve as a director of AmWINS Group, Inc., and, with the prior consent of one of the Co-Chief Executive Officers, as a director of an additional public company unaffiliated with AFG.

In addition, with Co-CEO notification, you may serve on boards of directors with trade associations and charitable organizations, so long as such service does not interfere with your duties or responsibilities or result in a conflict with AFG or its subsidiaries.

As with all positions at AFG, each of us is employed on an at-will basis and no part of this letter should be construed to change that relationship.  That is, the Company and each employee may terminate employment at any time.

We are pleased to offer you the following overall compensation package:

Annual Salary.  Your annual salary will be $800,000.  AFG pays all employees on a bi-weekly basis.

Cash Bonus Plan.  You will be eligible to participate in the AFG Annual Senior Executive Bonus Plan. Your bonus target will be $1,000,000.  The maximum award amount is equal to 150% of target.   The bonus is based on Earnings per Share (EPS) performance (50%) and individual and company performance (50%) as determined by the Co-CEOs.  Copies of each bonus and equity incentive plan in which you will participate have been provided to you.

Joseph E. (Jeff) Consolino
October 23, 2012

AFG Stock Option and Restricted Stock Plans.  You will be eligible to be granted AFG stock options and restricted stock shares.  Equity awards are typically awarded in the first quarter of each year.  Stock options will vest over a five-year period; restricted stock vests at the end of a four-year period.  The annual target value for these awards to you is approximately $750,000.

AFG Annual Senior Executive Equity Bonus Plan.  You will be eligible to participate in the AFG Annual Senior Executive Equity Bonus Plan with an annual bonus target of $1,500,000.  The awards for this plan are paid in shares of AFG Common Stock and are based upon BVPS growth relative to a peer group.

AFG 401(k) Retirement & Savings Plan (AFG RASP) Retirement Account.  You are automatically enrolled in the AFG RASP Retirement Account on January 1st or July 1st after you complete twelve months of employment.  This account is solely funded by company contributions.  In most instances, you must be employed as of December 31st of each plan (calendar) year to receive the annual company contribution on your eligible compensation for that year.  The Company may make contributions at its discretion.  Any retirement account contribution is typically credited to an employee’s account in March following the end of the plan year.

AFG 401(k) Retirement and Savings Plan (AFG RASP) 401(k) Savings Account.  The 401(k) Savings Account portion of the AFG RASP will include your own pre-tax contributions to the plan and AFG matching contributions, if applicable. You may participate immediately and defer/save from 1% to 80% of your eligible compensation, subject to IRS limitations and overall plan participation.  With each payroll, AFG will match your contribution as follows:  100% for the first 3% plus 50% match on the next 3% of your 401(k) contributions.  Further information is included with the Total Rewards package provided under separate cover.

Paid Time Off.  Beginning in 2013, you will be eligible for 28 days of PTO.  Your PTO for 2012 will be prorated accordingly.

Prior Equity Awards Make-Whole Agreement.  We recognize that you have unvested equity in shares of your previous employer.  You have provided us with an analysis of the economic amount required to make you whole with respect to these shares that, by virtue of your joining AFG, will be forfeited.  This provision will result in you being issued, on or shortly after your start date,  113,453 restricted shares of AFG stock which will vest ratably over three years to approximate the vesting of your forfeited shares.

Relocation.  A relocation package will be provided for your move from New Canaan, Connecticut to Cincinnati, Ohio.  Diana Hawkins, Relocation Coordinator, will coordinate all the details with you.  Her email is dhawkins@gaic.com and telephone is (513) 369-5052.  The primary components of the program include the following:

Joseph E. (Jeff) Consolino
October 23, 2012

-	Guaranteed home buyout program including standard seller’s costs and real estate commission
-	Reimbursement of up to 7% realtor’s commission and seller’s closing costs (No VA or FHA points). These costs will be reimbursed after closing off of the Relocation Expense Account form.
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AFG uses the services of Home Services Relocation, who will assist in the home sale process. Once a buyer has been located, Home Services Relocation will buy the house directly and sell to the third party, resulting in a tax sheltered closing process.  Additional details will be provided.

-	Closing costs on the purchase of a new home
-	Three home finding trips for you and your spouse
-	Movement of normal household goods
-	Temporary living as required
-	Tax gross-up provision

Upon acceptance of this offer, please execute the enclosed Relocation Repayment Agreement to be eligible to receive relocation assistance.

Executive Insurance Program.  As an Executive Vice President, you will be eligible to participate in the Executive Insurance Program.  This is an excellent benefit that provides company-paid personal auto, home and umbrella coverage for you and your immediate family members residing in your household (subject to normal underwriting criteria, and coverage terms).  You will be responsible for any applicable taxes.

Stock Purchase, Medical, Dental and other Benefits. AFG is proud of the comprehensive benefit package offered to its employees.  Our benefits program is designed to provide the protection you need today while providing you with the opportunity to save for the future.   Please refer to the enclosed 2012 Total Rewards Package sent under separate cover for additional information.

Parking and Automobile Services.  As an Executive Vice President, you will also be eligible to receive company paid parking and weekly car wash and fuel services.  You will be responsible for any applicable taxes.

Tax Preparation Services.  To assist with your transition to AFG and relocation to Cincinnati, Ohio, you will be eligible to receive tax preparation services for the 2012 tax year.  Amounts will be reimbursed and you will be responsible for any applicable taxes.

The offer is contingent upon satisfactory completion of an employment application, satisfactory pre-employment screening and routine background checks being coordinated by Human Resources.

On your first day of employment, we will set up an Executive orientation meeting with you to complete the required employment documentation upon hire.

Joseph E. (Jeff) Consolino
October 23, 2012

Jeff, we look forward to working with you, look forward to welcoming you and your family to Cincinnati, Ohio and are thrilled to have you as part of the AFG organization.  To acknowledge acceptance of this offer, please sign, date and return this letter to me at your convenience.  If you have any questions, please do not hesitate to call Shelly Gillis at 513-369-5066 or via email at mgillis@gaic.com.

Sincerely,

AMERICAN FINANCIAL GROUP, INC.

By:	/s/Carl H. Lindner, III	/s/S. Craig Lindner
	Carl H. Lindner, III Co-CEO	S. Craig Lindner Co-CEO

Acknowledged and Accepted:

/s/Joseph E. (Jeff Consolino	10/23/2012
Joseph E. (Jeff) Consolino	Date